CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 033-19949 on Form N-4 of our report dated April 17, 2025, relating to the financial statements and financial highlights of each of the Sub-Accounts of Talcott Resolution Life Insurance Company DC Variable Account I appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Denver, Colorado
April 24, 2025